[GRAPHIC OMITTED]
Trailer Bridge, Inc.


CONTACT:                       -OR-          TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.                         The Equity Group Inc.
John D. McCown                               www.theequitygroup.com
Chairman & CEO                               Adam Prior       (212) 836-9606
(800) 554 -1589                              Devin Sullivan   (212) 836-9608
www.trailerbridge.com
---------------------

                              FOR IMMEDIATE RELEASE
                              ---------------------

              TRAILER BRIDGE REPORTS RECORD SECOND QUARTER RESULTS
              ----------------------------------------------------

        Will Hold Financial Community Conference Call Today at 10:00 A.M.

Q2 2005 Highlights
------------------
o    Revenues increase 12.8% to $27.2 million
o    Operating income up 207% to $5.1 million
o Net income attributable to common shares increases by $2.0 million to $2.5 million, or $.20 per diluted share
o    Revenue per container equivalent load increases 9.1%

Jacksonville, FL - August 4, 2005 -- Trailer Bridge, Inc. (NASDAQ: TRBR) today reported financial results for the second quarter ended June 30, 2005 (see attached table), highlighted by net income attributable to common shares of $2,510,292, a $2.0 million improvement compared to the second quarter of 2004, and a 12.8% increase in revenue.

Total revenue for the three months ended June 30, 2005 was $27,179,734, an increase of $3,076,835, or 12.8%, compared to the second quarter of 2004, and an increase of $2,814,200, or 11.5%, sequentially compared to the first quarter of 2005. The effective revenue per container equivalent of all of the southbound cargo represented an increase of 9.1% from the year earlier period, and an increase of 4.3% compared sequentially to the first quarter.

The Company's Jacksonville-San Juan deployed vessel capacity utilization during the second quarter was 90.9% to Puerto Rico and 25.4% from Puerto Rico compared to 91.5% and 30.8%, respectively, during the second quarter of 2004. Overall southbound volume actually increased 1.1% but the increase in available vessel capacity was slightly higher due to a re-configuration of stowage plans related to the Company's Triplestack Box Carrier(R) vessels. Southbound container volume actually increased 5.5% compared to the year earlier period.

Operating income for the second quarter ended June 30, 2005 was $5,095,066, an improvement of $3,434,770, or 207%, compared to operating income of $1,660,296 in the prior year period. This was largely due to higher revenues and lower operating expenses, which decreased by 1.6% to $22,084,668, from the $22,442,603 reported in the prior year period. Approximately 60% of the improvement in operating income and the resulting operating ratio are due to significant reductions in rent expense on vessels and equipment, partially offset by the related increase in depreciation expense, both of which were the result of assets purchased in the transaction completed in December 2004. The operating ratio was 81.3% during the second quarter of 2005, compared to an operating ratio of 93.1% during the year earlier period and 85.5% in a sequential comparison to the first quarter of 2005. Interest expense of $2,646,112 during the second quarter of 2005, compared to $671,474 in the year earlier quarter, reflects the $85 million public bond offering that funded the acquisition of affiliate K Corp. and various assets.

Trailer Bridge, Inc.                                                      Page 2
August 4, 2005


Based upon the Company's substantial net operating loss carryforward, no income tax provision has been reflected in the second quarter income statement. At December 31, 2004, the deferred tax asset was $20,954,047 but a 100% valuation allowance precluded it from appearing on the balance sheet.

Net income for the second quarter of 2005 was $2,510,292, an improvement of $1,521,469, or 154%, compared to net income of $988,823 in the same period last year. After the effect of the prior year's preferred stock items, which are no longer applicable due to the K. Corp. transaction, net income attributable to common shareholders for the second quarter was $2,510,292, an increase of $1,982,501, or 376%, from the prior year period. The Company recorded net income per diluted share of $.20 in the second quarter of 2005, compared to $.04 in the year earlier period and $.08 sequentially in the first quarter of 2005.

At June 30, 2005, Trailer Bridge's balance sheet reflected cash of $11.9 million, working capital of $14.0 million, and a current ratio of 2.1:1.

John D. McCown, Chairman and CEO, said, "We have stated in the past that the improved supply/demand dynamics in the Puerto Rico lane would first have a positive effect though volume gains and then gradually trend towards a restoration of more normalized pricing levels. This has been evidenced by our steadily improving quarterly results, and we are elated to have reported the highest quarterly revenue and net income in the Company's history in the second quarter. We also achieved the ninth straight quarter of bottom line year-over-year improvement. These ongoing market trends, along with our superior business model and differentiated assets, continue to have Trailer Bridge well positioned for the future."

Trailer Bridge will discuss second quarter results in a conference call today, Thursday, August 4th, at 10:00 A.M. (Eastern Time). The dial in number is 888-737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security, environmental and safety benefits to cargo in those traffic lanes. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risk of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

                               (Tables to Follow)

                                      ####

Trailer Bridge, Inc.                                                      Page 3
August 4, 2005


                                                        TRAILER BRIDGE, INC.
                                                     STATEMENTS OF OPERATIONS
                                                            (Unaudited)

                                                                  Three Months                            Six Months
                                                                 Ended June 30,                         Ended June 30,
                                                      -------------------------------------  -------------------------------------
                                                            2005                2004               2005                2004
                                                      -----------------   -----------------  -----------------   -----------------
OPERATING REVENUES                                      $   27,179,734      $   24,102,899     $   51,545,268      $   47,011,629
OPERATING EXPENSES:
   Salaries, wages, and benefits                             4,114,311           3,883,909          8,204,888           7,662,378
   Rent and purchased transportation:
      Related Party                                                  -           1,829,100                  -           3,658,200
      Other                                                  5,392,507           5,710,429         10,589,850          11,288,796
   Fuel                                                      3,140,471           2,249,850          6,092,085           4,672,392
   Operating and maintenance (exclusive of
      depreciation shown separately below)                   5,920,625           6,098,043         11,737,352          11,610,976
   Taxes and licenses                                          123,397             (69,010)           246,449              85,720
   Insurance and claims                                        913,689             771,240          1,584,281           1,579,582
   Communications and utilities                                114,679             128,402            259,619             251,150
   Depreciation and amortization                             1,038,221             890,622          2,066,613           1,677,689
   (Gain) Loss on sale of assets                               301,012              13,743            284,846              17,160
   Other operating expenses                                  1,025,756             936,275          1,854,427           1,794,575
                                                      -----------------   -----------------  -----------------   -----------------
                                                            22,084,668          22,442,603         42,920,410          44,298,618
                                                      -----------------   -----------------  -----------------   -----------------
OPERATING INCOME                                             5,095,066           1,660,296          8,624,858           2,713,011

NONOPERATING EXPENSE:
   Interest expense                                         (2,646,112)           (671,474)        (5,223,589)         (1,365,033)
   Interest income                                              61,248                   1             83,503                   3
                                                      -------------------------------------  -------------------------------------

INCOME BEFORE BENEFIT (PROVISION) FOR INCOME TAXES           2,510,202             988,823          3,484,772           1,347,981

BENEFIT FOR INCOME TAXES                                            90                   -              1,322                   -

                                                      -----------------   -----------------  -----------------   -----------------
ET INCOME                                                   2,510,292             988,823          3,486,094            1,347,981

ACCRETION OF PREFERRED STOCK DISCOUNT                                -            (145,832)                 -            (305,244)

UNDECLARED DIVIDEND                                                  -            (315,200)                 -            (606,742)

                                                      -----------------   -----------------  -----------------   -----------------
NET INCOME ATTRIBUTABLE TO                              $    2,510,292      $      527,791     $    3,486,094      $      435,995
   COMMON SHARES
                                                      =================   =================  =================   =================

PER SHARE AMOUNTS:

NET INCOME PER SHARE BASIC                              $         0.21      $         0.04     $         0.30      $         0.04
                                                      =================   =================  =================   =================
NET INCOME PER SHARE DILUTED                            $         0.20      $         0.04     $         0.28      $         0.04
                                                      =================   =================  =================   =================

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC                                    11,766,789          11,747,449         11,765,015          11,745,991
                                                      =================   =================  =================   =================
SHARES OUTSTANDING DILUTED                                  12,295,610          12,091,279         12,323,067          11,917,906
                                                      =================   =================  =================   =================